Exhibit 10.48

SECOND AMENDMENT TO SERVICES AGREEMENT

THIS SECOND AMENDMENT TO SERVICES AGREEMENT (this “Amendment”), dated as of November 15, 2011, is by and between American Processing Company, LLC, a Michigan limited liability company d/b/a NDeX (the “Default Specialist”), James E. Albertelli, P.A., a Florida professional association d/b/a Albertelli Law (the “Firm”), and solely for the purposes of reaffirming the commitments set forth in Article VIII (Restrictive Covenants) of the Services Agreement (as defined below), James E. Albertelli.

RECITALS

A. The Default Specialist, the Firm and, solely for purposes of making the commitments set forth in Article VIII (Restrictive Covenants) therein, James E. Albertelli, are parties to that certain Services Agreement dated as of October 1, 2009, as amended pursuant to the First Amendment to Services Agreement dated as of July 12, 2010 (together the “Existing Agreement”).

B. The parties hereto desire to amend the Existing Agreement to modify certain of the payment terms therein.

C. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Existing Agreement.

AGREEMENT

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Solely for the period beginning on December 31, 2010, and ending on September 30, 2012:

(a) Section 3.2(a) of the Existing Agreement is hereby amended by replacing the words “nine (9) months after the initial due date for” with the words “five hundred forty (540) days from the receipt of”.

(b) Section 3.2(d) of the Existing Agreement is hereby amended by replacing the words “forty-five (45)” with the words “one hundred twenty (120)”.

2. With respect to the one-year period commencing on October 1, 2012, and annually thereafter, the parties hereto acting reasonably and in good faith shall mutually agree upon payment due dates set forth in Section 3.2(a) and Section 3.2(d) of the Existing Agreement, and in any event, such periods shall be reduced from the periods established in this Amendment if there has been a decrease by 30 or more days in timelines to final resolution of Foreclosure files referred by the Firm to the Default Specialist as compared to the timelines applicable to such files in October 2011.

3. Except as expressly amended hereby, the terms and conditions of the Existing Agreement otherwise remain unchanged and shall continue in full force and effect.

4. This Agreement shall be governed by and interpreted in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

5. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. Facsimile counterpart signatures or counterpart signatures to this Agreement delivered by other electronic transmission shall be acceptable and binding.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Services Agreement effective as of the date first above written.

AMERICAN PROCESSING COMPANY, LLC

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Its:	Secretary and Treasurer

JAMES E. ALBERTELLI, P.A.

By:	/s/ James E. Albertelli
Name:	James E. Albertelli
Its:	President

The undersigned hereby executes this Amendment solely for purposes of reaffirming the commitments set forth in Article VIII (Restrictive Covenants) of the Services Agreement:

/s/ James E Albertelli
James E. Albertelli, individually